Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
AMICAS, INC.,
AMICAS ACQUISITION CORP.
and
EMAGEON INC.
Dated as of February 23, 2009

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 23, 2009 by and among AMICAS, INC., a Delaware corporation (“Parent”), AMICAS ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and EMAGEON INC., a Delaware corporation (the “Company”).
RECITALS:
     WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;
     WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all Shares (as defined below) of the Company at a price of $1.82 per Share, net to the seller in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);
     WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, the parties intend that Merger Sub be merged with and into the Company with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent (the “Merger”), and each Share that is issued and outstanding immediately prior to the Effective Time (as defined below), other than Excluded Shares and Dissenting Shares (each as defined below), will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
     WHEREAS, the board of directors of the Company (the “Company Board”) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the DGCL, and determined to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub and, to the extent applicable, adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement;
     WHEREAS, the board of directors of Parent and the board of directors and the stockholder of Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and Parent (in its capacity as the sole stockholder of Merger Sub) has adopted the “agreement of merger” set forth in this Agreement, in each case in accordance with the DGCL;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, Parent is entering into a tender and support agreement with the executive officers and directors, and Affiliates thereof, of the Company in the form of Exhibit A attached hereto (the “Tender Agreement”); and

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Merger, as set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, Parent, Merger Sub and the Company, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Definitions (a) For purposes of this Agreement:
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
          “Business Day” means, any day, other than a Saturday, Sunday or a day on which banking institutions are generally closed in Boston, Massachusetts.
          “Company Material Adverse Effect” means any event, change, occurrence or effect (each, a “Change”), individually or when taken together with all other Changes, that is or reasonably would be expected to (i) be materially adverse to the business, financial condition, results of operations, assets, liabilities, or properties of the Company and its Subsidiaries, taken as a whole, other than any Change relating to or resulting from: (A) Changes or developments in the economic, business, financial or regulatory environment affecting the industries in which the Company and its Subsidiaries operate, so long as such Changes or developments do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (B) any occurrence or threats of terrorist acts or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disaster or act of God affecting the United States, so long as each of the foregoing do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (C) Changes in the national or world economy or national or foreign financial, credit or securities markets as a whole, so long as such Changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (D) the suspension of trading in securities generally on the New York Stock Exchange, American Stock Exchange or NASDAQ, (E) Changes in applicable Law or GAAP or the enforcement or interpretation thereof after the date hereof, so long as such Changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (F) the identity of Parent or any of its Affiliates as the acquiror of the Company, (G) the failure of the Company to meet any public expectations, projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood, however, that any Change contributing, directly or indirectly, to such failure may, except as provided in any of subsections (A), (B), (C), (D), (E), (F), (H), (I), (J) or (K) of this definition, be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), (H) any Change, in and of itself (it being understood, however, that any facts underlying such Change may, except as provided in any of subsections (A), (B), (C), (D), (E), (F), (G), (I), (J) or (K) of this definition, be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), in the market price or trading volume of the equity securities of the Company on or after the date hereof, (I) acts or omissions of Parent or the Merger Sub after the date of this Agreement, except for such acts or omissions made at the written request of or with the express written consent of the Company, (J) taking any action required by this Agreement, or taking or not taking any action at the request of, or with the express written consent of, Parent, or (K) any Legal Actions, claims or investigations arising out of, relating to or resulting from that certain Deposit Escrow Agreement dated as of October 21, 2008, as amended on December 29, 2008 (the “Deposit Escrow Agreement”), or the release of the escrowed funds deposited thereunder, except in the event of a finding of knowing complicity, recklessness or willful wrongdoing by the Company or any of its Subsidiaries; or (ii) materially impair the ability of the Company to consummate the Merger.
          “Company Termination Fee” means $1,600,000.
          “Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.
          “Environmental Laws” means any and all applicable federal, state or local statutes, regulations, ordinances, codes or permits of the United States, or any state, local, or municipal governmental entity, regulating or imposing liability or standards of conduct concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Substances (including employee health and safety).
          “Hazardous Substance” means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, friable asbestos, friable asbestos-containing materials, toxic mold, petroleum or any fraction thereof, and all other substances, materials or wastes that are regulated pursuant to any applicable Environmental Law.
          “Intellectual Property” means shall mean (a) all patents and patent applications, and all patents issuing thereon, including utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, renewals, continuations, continuations-in-part, substitutions, additions, extensions, including supplemental protection certificates, registrations, confirmations, re-examinations and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein; (b) all know-how, including without limitation as they exist anywhere in the world, trade secrets, formulae, ideas, concepts, inventions and invention disclosures not subject to (a) above, whether or not patentable, discoveries, innovations, improvements, results, reports, information and data (including without limitation all business and technical information, and information and data relating to research, development, analytical methods, processes, formulations and compositions), research summary data, research raw data, laboratory and programmer notebooks, methods, procedures, proprietary technology and information, operating and maintenance manuals, engineering and other drawings and sketches, manufacturing and production processes and techniques, designs, specifications, and blueprints; (c) customer lists, supplier lists, pricing information, cost information, business and marketing research, plans, protocols, information and proposals, and the like not subject to (b) above; (d) registered and unregistered trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all goodwill associated therewith, and the right to recover for past infringement thereof, heretofore or hereafter filed or having legal force in any country of the world; (e) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith, including all rights to the foregoing throughout the world; (f) databases, graphics and schematics; (g) all Software and all copyrights therein throughout the world; (h) all application programming interfaces, access to proprietary databases or other information sources; (i) all domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, registrations for any of the foregoing and similar rights and items, as they exist anywhere in the world; and (j) all copies and tangible embodiments of the foregoing, whether whole or partial (in whatever form or medium, including, but not limited to, electronic media).
          “Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter after due inquiry. “Knowledge” means, when used with respect to Merger Sub and Parent, the actual knowledge of the Persons set forth in Section 1.1(a) of the Acquiror Disclosure Letter after due inquiry.
          “Laws” means any domestic or foreign laws, statutes, ordinances, rules or regulations enacted, issued, adopted, promulgated or applied by any Governmental Entity that are applicable to the Persons or Persons referenced.
          “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, charges, restrictions on voting or transfer, or other encumbrances that are material to the specific property referenced.
          “Merger Sub Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, materially impairs the ability of Parent or Merger Sub to consummate the Offer or the Merger.
          “Order” means any order, judgment, injunction, award or decree adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          “Permit” means any permit, license, approval, franchise, agreement, qualification, authorization or registration of any Governmental Entity.
          “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmens’, repairmens’, materialmens’ or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions that, with respect to any such unrecorded restrictions, are not materially adverse to the property referenced; (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate; (viii) licenses of or other agreements related to Intellectual Property which are not intended to secure an obligation and which are entered into in the ordinary course of business; and (ix) such other Liens that in the aggregate are not material.
          “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
          “Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, lenders or other financing sources, agents and other representatives of Parent, Merger Sub or the Company, as applicable, and their respective Subsidiaries.
          “Requisite Stockholder Vote” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote thereon.
          “Software” means all computer programs, including operating systems, application programs, software tools, and firmware and software imbedded in equipment, including both object code and source code.
          “Subsidiary” means, when used with respect to Parent, Merger Sub or the Company, any other Person (whether or not incorporated) that Parent, Merger Sub or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person.
          “Superior Proposal” means any written Takeover Proposal that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (i) to be more favorable from a financial perspective (taking into account such legal, financial, regulatory and other aspects of such Takeover Proposal, the Offer and the Merger and other transactions contemplated by this Agreement and such other factors, matters and issues, as are deemed relevant by the Company Board, and the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Offer, the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Offer, the Merger and the other transactions contemplated by this Agreement), except that all percentages in the definition of “Takeover Proposal” shall be increased to “50%” and (ii) is likely (based on the good faith belief of the Company Board) to be consummated on the terms set forth therein if accepted.
          “Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent that provides for, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of (i) 20% or more of the value (as determined by the Company Board) of the consolidated assets of the Company and its Subsidiaries, (ii) beneficial ownership of securities representing 20% or more (by vote or value) of the outstanding securities of the Company, (iii) any tender offer, self tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning securities representing 20% or more (by vote or value) of the outstanding securities of the Company, or (iv) any merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).
          “Tax” means any and all federal, state, local, foreign and other taxes, levies, fees, duties, and similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed, assessed or collected by or under the authority of any Governmental Entity.
          “Tax Returns” means any and all reports, returns, declarations, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes.
          (b) For purposes of this Agreement, the following terms have the meanings set forth in the Sections listed below:

Defined Term	Section	Defined Term	Section
Acquiror Disclosure Letter	Article IV	DGCL	Recitals
Affiliate Transaction	3.21	Depositary	1A.5(a)
Agreement	Preamble	Dissenting Shares	2.4
Alternative Acquisition Agreement	5.3(d)	Dissenting Stockholder	2.4
Antitrust Division	5.8(a)	Effective Time	2.1(b)
Book-Entry Shares	2.2(c)	Employee Benefits	5.6(a)
Certificate	2.2(c)	Employees	5.6(a)
Certificate of Merger	2.1(b)	Equity Award Amounts	2.5(d)
Change	1.1(a)	ERISA	3.13(b)
Closing	2.1(b)	Exchange Act	3.5
Closing Date	2.1(b)	Excluded Shares	2.2(a)
Code	2.3(c)	Foreign Merger Control Laws	3.5
COBRA	3.13(d)	FTC	5.8(a)
Common Stock	2.2(a)	GAAP	3.8(c)
Company	Preamble	Governmental Entity	3.5
Company 401(k) Plan	5.6(c)	HSR Act	3.5
Company Benefit Plan	3.13(a)	Indemnified Parties	5.7(a)
Company Board	Recitals	Indemnifying Party	5.7(a)
Company Board Recommendation	3.2(a)	Independent Directors	1A.4(c)
Company Certificate	2.6(a)	Information Statement	5.5(a)
Company Disclosure Letter	Article III	IRS	3.13(a)
Company Licensed	3.15(d)	Leases	3.17
Intellectual Property
Company Organizational Documents	3.6(a)	Legal Action	3.11
Company Owned Intellectual Property	3.15(a)	Material Contract	3.12(a)
Company Proxy Statement	5.5(a)	Measurement Date	3.3(a)
Company Restricted Share	2.5(b)	Merger	Recitals
Company RSU	2.5(c)	Merger Consideration	2.2(b)
Company SEC Documents	3.8(a)	Merger Sub	Preamble
Company Stock Option	2.5(a)	Multiemployer Plan	3.13(b)
Company Stock Plans	2.5(a)	NASDAQ	3.5
Company Stockholders Meeting	3.5	New Plans	5.6(b)
Confidentiality Agreement	5.2(a)	Notice Period	5.3(d)
Continuation Period	5.6(a)	Offer	Preamble
Continuing Directors	1A.4(b)	Offer Conditions	1A.1(a)
D&O Insurance	5.7(b)	Offer Documents	1A.1(b)

Defined Term	Section	Defined Term	Section
Offer Price	Preamble	Schedule TO	1A.1(b)
Old Plans	5.6(b)	SEC	3.5
Outside Date	7.2(a)	Securities Act	3.5
Parent	Preamble	Shares	2.2(b)
Paying Agent	2.3(a)	Significant Suppliers	3.25
Payment Fund	2.3(a)	SRO	3.5
Pre-Closing Service	5.6(b)	SunTrust	3.19
Preferred Stock	3.3(a)	Surviving Corporation	2.1(a)
Purchase Time	1A.5(a)	Third Party Beneficiary	8.7
Real Property	3.17	Top-Up Option	1A.5(a)
Recommendation Change	5.3(d)	Top-Up Shares	1A.5(a)
Schedule 14D-9	1A.2(b)	Treasury Regulations	2.3(c)
		Tender Agreement	Recitals
		WARN	3.23(d)
     Section 1.2 Interpretation. (a) The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise.
          (b) The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
ARTICLE IA
THE OFFER
     Section 1A.1 The Offer.
          (a) (i) Provided that this Agreement shall not have been terminated in accordance with Article VII and that none of the events set forth in Paragraphs 1(d) — 1(g) of Annex A hereto shall exist or have occurred, Merger Sub shall (and Parent shall cause Merger Sub to), as promptly as possible (but in no event later than March 5, 2009) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all outstanding Shares, at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to the satisfaction or waiver of only those conditions set forth in Annex A (the “Offer Conditions”). Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the

Offer, including an increase in the Offer Price, except that, without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Annex A), (D) add to the conditions set forth on Annex A, (E) modify the conditions set forth on Annex A in a manner adverse to the holders of Shares, (F) extend the expiration of the Offer except as required or permitted by Section 1A.1(a)(ii) or (iii), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.
               (ii) The initial expiration date of the Offer shall be the twentieth Business Day following (and including the day of) the commencement of the Offer. Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for one period of time if requested and determined by the Company of up to twenty Business Days. Subject to the terms and conditions of this Agreement, Merger Sub may, without the consent of the Company, extend the Offer for one or more periods of time of up to twenty Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived. Subject to the terms and conditions of this Agreement, Merger Sub shall (A) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ applicable to the Offer, and (B) extend the Offer on one or more occasions for periods determined by Merger Sub of up to twenty Business Days per extension if, at any scheduled expiration of the Offer, all of the Offer Conditions have been satisfied or waived other than the Offer Condition set forth in Paragraph 1(b) of Annex A; provided, however, that Merger Sub shall not be required to extend the Offer (1) pursuant to clause (A) or (B) beyond the Outside Date or (2) at any time that it is permitted to terminate this Agreement pursuant to Article VII.
               (iii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Merger Sub of the Offer Conditions as of the time of any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration and Merger Sub shall, and Parent shall cause Merger Sub to, promptly accept and pay for all Shares as they are validly tendered during any subsequent offer period. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.
          (b) On the date of commencement of the Offer, Parent and Merger Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). Parent and Merger Sub agree to cause the Offer Documents to be disseminated as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Merger Sub agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.
          (c) Parent and Merger Sub shall not terminate the Offer prior to any scheduled expiration date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VII. If this Agreement is terminated pursuant to Article VII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within 24 hours of such termination) terminate the Offer and shall not acquire the Shares pursuant thereto. If the Offer is terminated by Parent or Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.
     Section 1A.2 Company Consent; Schedule 14D-9.
          (a) The Company hereby approves of and consents to the Offer.
          (b) On the date the Offer Documents are filed, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Section 5.3(d), the Company Board Recommendation. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders. Parent and Merger Sub shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees (i) to provide Parent and Merger Sub with, and to consult with Parent and Merger Sub regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) to provide Parent and Merger Sub with any comments or responses thereto. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9, so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange.
     Section 1A.3 Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to, promptly (but in any event within five Business Days following the date hereof), furnish Parent and Merger Sub with mailing labels, security position listings and a listing and computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Merger Sub with such information and assistance (including periodic updates of such information) as Parent or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, Merger Sub shall hold all information and documents provided to it under this Section 1A.3 in confidence in accordance with the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated Parent and Merger Sub shall deliver to the Company all such information and documents (and all copies thereof).
     Section 1A.4 Directors.
          (a) Promptly upon the purchase by Merger Sub pursuant to the Offer of such number of Shares as represents at least a majority of the then-outstanding Shares, and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Merger Sub representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1A.4) and (y) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Merger Sub, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Merger Sub with such level of representation and shall cause Merger Sub’s designees to be so elected or appointed. The Company shall also cause individuals designated by Merger Sub to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Merger Sub. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Merger Sub, the Company shall take all actions necessary to effect any such election or appointment of Merger Sub’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Merger Sub otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Merger Sub will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.
          (b) Following the election or appointment of Merger Sub’s designees pursuant to Section 1A.4(a) and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement other than those that are for the benefit of the Parent, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Parent or Merger Sub under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Merger Sub) or any amendment to the Company’s charter or bylaws may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board; provided further, however, that for so long as there remains at least one Continuing Director, in the event any Continuing Director is unable to continue to serve as a result of death, disability, resignation or refusal to serve the Company shall take all necessary action so that the remaining Continuing Director(s) shall be entitled to elect or designate another Person that satisfies the applicable independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. The Continuing Directors shall have, and the Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Board or any committee thereof) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.
          (c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1A.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the NASDAQ rules or the federal securities laws who are considered independent directors within the meaning of such rules and laws (the “Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the NASDAQ rules or the federal securities laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or laws for any reason whatsoever, and subject to the last proviso of the penultimate sentence of Section 1A.4(b), the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors, as may be required by the NASDAQ rules and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.
     Section 1A.5 Top-Up Option.
          (a) The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable only after Merger Sub’s acceptance for payment of Shares validly tendered and not withdrawn as of the expiration date of the Offer and payment for such

Shares in accordance with the terms of the Offer by depositing the aggregate purchase price therefor with the Depositary (the “Depositary”) for the Offer (the date and time of such deposit with the Depositary being referred to as the “Purchase Time”), and prior to the Effective Time, to purchase from the Company that number of Shares (the “Top-Up Shares”) equal to the number of Shares that, when added to the number of Shares owned directly or indirectly by Parent or Merger Sub immediately following the consummation of the Offer, shall constitute one share more than 90% of the total Shares then outstanding (after giving effect to the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price; provided, however, that in no event shall the Top-Up Option be exercisable to the extent it would be exercisable for a number of Shares in excess of the Company’s then authorized and unissued shares of Common Stock (including as authorized and unissued shares of Common Stock, for purposes of this Section 1A.5, any Shares held in the treasury of the Company).
          (b) If Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of Top-Up Shares that Merger Sub wishes to purchase pursuant to the Top-Up Option, and (ii) the place and time at which the closing of the purchase of the Top-Up Shares is to take place. At the closing of the purchase of the Top-Up Shares, Merger Sub shall pay the Company (which payment, except to the extent of the par value of the Top-Up Shares, may be in the form of a note) for the Top-Up-Shares against delivery of certificates therefor.
          (c) Parent and Merger Sub understand that the Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. (a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will cease, and (iii) the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.
          (b) Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, at 10:00 a.m., Boston, Massachusetts time, within two (2) Business Days following the day on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement, or another date mutually agreed to in writing by Parent and the Company. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause a certificate of merger or a certificate of ownership and merger, as the case may be (in each such case, the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the date on which the Closing actually occurs being hereinafter referred to as the “Closing Date,” and the date and time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).
     Section 2.2 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, Parent or the Company or any holder of any securities of Merger Sub, Parent or the Company:
          (a) Cancellation of Certain Common Stock. Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that is owned by Merger Sub, Parent, the Company (as treasury stock or otherwise) or any Subsidiary of the Company (each an “Excluded Share,” and collectively the “Excluded Shares”) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
          (b) Conversion of Common Stock. Each share of Common Stock (each share of Common Stock, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and, except as provided in Section 2.4, Dissenting Shares), will be converted into the right to receive the Offer Price in cash from the Surviving Corporation (through the Paying Agent as provided in Section 2.3), without interest (the “Merger Consideration”).
          (c) Cancellation of Shares. At the Effective Time, all Shares will cease to be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders will be removed from the registry of holders of such shares, and, subject to Section 2.4, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share, in each case other than Excluded Shares and Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.3 and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder, in each case without interest.
          (d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.
     Section 2.3 Surrender of Certificates and Book-Entry Shares

          (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares and

Dissenting Shares), Parent will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and the Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.2(b) upon surrender of such Certificates and Book-Entry Shares (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than the payment of Merger Consideration pursuant to Section 2.2(b) and the terms of this Agreement. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be (i) in obligations of, or guaranteed by, the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.
          (b) Payment Procedures. Prior to or promptly after the Effective Time, but in no event more than three (3) Business Days after the Effective Time, the Surviving Corporation or Parent will cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares and Dissenting Shares) a letter of transmittal in customary form reasonably acceptable to the Company and Parent (which shall specify that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Shares, as the case may be, to the Paying Agent) and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and Book-Entry Shares in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration (after giving effect to any required tax withholdings) for each Share (other than Excluded Shares and Dissenting Shares) formerly represented by such Certificate or Book-Entry Share that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
          (c) Withholding Taxes; Transfer Taxes. Parent, the Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement in connection with the Offer and the Merger to any holder of Shares, Company Stock Options, Company Restricted Shares or Company RSU’s, as the case may be, any amounts required to be deducted and withheld with respect to such payments under the Internal Revenue Code of 1986 (the “Code”), and the rules and Treasury regulations thereunder (the “Treasury Regulations”), or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Company Restricted Shares or Company RSUs, as the case may be, in respect of which such deduction and withholding was made. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Offer or the Merger shall be paid by Parent, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns in respect of such Taxes.
          (d) No Further Transfers. At the close of business on the day on which the Effective Time occurs, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to such close of business. If, after such close of business, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.
          (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares eighteen (18) months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation and Parent for payment of such holder’s claims for Merger Consideration. Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may reasonably determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.
     Section 2.4 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent provided under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by any stockholder that has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and that has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost such stockholder’s rights in accordance with Section 262 of the DGCL (each such stockholder a “Dissenting Stockholder,” and such Shares the “Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in this Article II and will no longer be Dissenting Shares. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.
     Section 2.5 Treatment of Company Equity Awards(a) As of the Effective Time, each option to acquire shares of Common Stock (a “Company Stock Option”) under the Company Benefit Plans identified in Section 3.13(a) of the Company Disclosure Letter pursuant to which Shares can be issued (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become vested (a complete list of which is set forth on Section 2.5(a) of the Company Disclosure Letter as of the date of this Agreement) with respect to the maximum number of shares of Common Stock covered thereby and shall be cancelled, and the holder of such Company Stock Option will thereafter be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (ii) the maximum number of Shares subject to such Company Stock Option with respect to which such Company Stock Option shall not theretofore have been previously exercised.
          (b) At the Effective Time, each Share subject to a restricted stock agreement under the Company Stock Plans (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time (a complete list of which is set forth on Section 2.5(b) of the Company Disclosure Letter as of the date of this Agreement) shall become fully vested and free of all restrictions as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.2.
          (c) As of the Effective Time, each restricted stock unit award with respect to Shares granted by the Company under the Company Stock Plans (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time (a complete list of which is set forth on Section 2.5(c) of the Company Disclosure Letter as of the date of this Agreement) shall be cancelled, and the holder of such Company RSU shall be entitled to receive from the Surviving Corporation an amount in cash equal to (i) the Merger Consideration multiplied by the maximum number of Shares subject to such Company RSU as of the Effective Time plus (ii) any dividend equivalents accrued with respect to such Company RSU prior to the Effective Time but not yet distributed as of the Effective Time (other than any such dividend equivalents that are held in the form of Company RSUs as of the Effective Time).
          (d) The amounts payable under Section 2.5(a), Section 2.5(b) and Section 2.5(c) shall be referred to herein as the “Equity Award Amounts.” All Equity Award Amounts shall, subject to Section 2.3(b), be paid by the Surviving Corporation as promptly as practicable following the Effective Time, without interest, except as necessary to comply with Section 409A of the Code.
          (e) The Company shall use reasonable efforts to ensure that, as of the Effective Time, the Company Stock Plans shall terminate and no person shall have any right under the Company Stock Plans, except as set forth herein.
          (f) Prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to effect the actions contemplated by this Section 2.5.
     Section 2.6 Certificate of Incorporation and Bylaws.
          (a) At the Effective Time, the Company’s certificate of incorporation (the “Company Certificate”), as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and
          (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the bylaws of Merger Sub (except that the name shall change to the name of the Surviving Corporation) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
     Section 2.7 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.
     Section 2.8 Stockholder Approval. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.9 of this Agreement, if permitted by applicable Law, the Company Organizational Documents and any applicable rule or regulation of any stock exchange, as soon as practicable following the consummation of the Offer, but not earlier than twenty days after an Information Statement is first distributed to the Company’s stockholders, Parent and Merger Sub shall, as stockholders of the Company representing the Requisite Stockholder Vote, adopt by written consent the “agreement of merger” (as such term is used in Section 251 of the DGCL) without a meeting of the stockholders of the Company. The Company, acting through the Company Board, shall take such actions as may be necessary under

Law and the Company Organizational Documents to permit the Requisite Stockholder Vote being obtained without a meeting of the stockholders of the Company and without prior notice (except as required under the Exchange Act) by written consent signed by the holders of Company Common Stock representing the Requisite Stockholder Vote. If required by Law, the Company Organizational Documents or any applicable rule or regulation of any stock exchange or otherwise, the Company, acting through the Company Board, shall, in accordance with applicable Law, duly call, give notice of, convene and hold the Company Stockholder Meeting as soon as practicable following the consummation of the Offer for the purpose of adopting the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement and include in the Proxy Statement the Company Board Recommendation; provided, that nothing herein shall be deemed to limit Section 5.3(d). Parent and Merger Sub each agree that, at the Company Stockholders Meeting, if such Company Stockholder Meeting is required, all of the Shares acquired pursuant to the Offer or otherwise owned by Parent or Merger Sub or Parent’s Subsidiaries will be voted in favor of the Merger.
     Section 2.9 Short-Form Merger. If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Parent, Merger Sub, or any other direct or indirect Subsidiary of Parent, shall own at least 90% of the outstanding shares of each class of capital stock of the Company, each of Parent, Merger Sub and the Company shall (subject to Article VI) take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.2 Corporate Authorization; Enforceability.
          (a) The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the

Requisite Stockholder Vote. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board, subject, in the case of the Merger, to receipt of the Requisite Stockholder Vote. No other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby other than, in the case of the Merger, the Requisite Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. Subject to Section 5.3(d), the Company Board has unanimously, by resolutions adopted at a meeting duly called and held, (i) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, and (iii) resolved to recommend (A) that the Company’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and (B) a vote in favor of adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”) and directed that the Agreement be submitted to the holders of the Shares for their adoption of the plan of merger contained in this Agreement at a stockholders meeting duly called and held for such purpose. The Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and for the Company to consummate the Merger and the other transactions contemplated hereby.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (iii) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.
     Section 3.3 Capitalization; Equity Awards. (a) The Company’s authorized capital stock consists solely of 165,050,000 shares of Common Stock and 88,415,000 shares of preferred stock, par value $0.001 per share, (the “Preferred Stock”). As of the close of business on February 17, 2009 (the “Measurement Date”), 21,449,718 shares of Common Stock were issued and outstanding (including Company Restricted Shares), all of which are validly issued, fully paid and nonassessable, and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, 175,757 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. As of the Measurement Date, Company Stock Options to purchase 2,474,883 shares of Common Stock were outstanding and 117,461 shares of Common Stock were subject to outstanding Company RSUs. As of the date of this Agreement, except as set forth in this Section 3.3, or in Section 3.3 of the Company Disclosure Letter, there are no outstanding shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company. From the Measurement Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding as of the Measurement Date, there have been no issuances of any securities of the Company.
          (b) Section 3.3 of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of outstanding Company Restricted Shares, Company Stock Options and Company RSUs, including the holder thereof, the date of grant, the term (in the case of Company Stock Options), the number of Shares subject to such Company Stock Option or Company RSU, the Company Stock Plan under which such award was granted and, where applicable, the exercise price.
          (c) Except as set forth in this Section 3.3 and except pursuant to the Company Stock Plans, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company.
          (d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Common Stock other than the Tender Agreement.
          (e) There are no agreements or understandings requiring consent or approval from the holder of any Company Stock Options, Company Restricted Shares, Company RSUs or warrants to purchase any Shares, Preferred Stock, or capital stock of the Company or any of its Subsidiaries to effectuate the terms of this Agreement.
     Section 3.4 Subsidiaries. Section 3.4 of the Company Disclosure Letter lists each Subsidiary of the Company as of the date of this Agreement and the jurisdiction of organization of each such Subsidiary. All of the issued and outstanding shares of capital stock, voting securities, profits interests or other equity or equity-like interests of the Company’s Subsidiaries are directly or indirectly owned, beneficially and of record, by the Company, free and clear of all Liens, other than Liens created as a result of federal or state securities laws, Liens for Taxes not yet due or that are being contested in good faith and Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities or other outstanding indebtedness, and all such shares or interests have been duly authorized, validly issued and fully paid and, in the case of shares of capital stock issued by a corporate entity formed under the laws of the United States, nonassessable, free of any preemptive rights.
     Section 3.5 Required Filings and Consents. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer and the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, national, federal, state, provincial or local governmental, regulatory or administrative authority, including the SEC and any self-regulatory authority (“SRO”) (including

The NASDAQ Global Market, or any successor entity or entities thereto (“NASDAQ”)), agency, commission or court (each, a “Governmental Entity”), other than: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); (iii) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states; (iv) the filing with the Securities and Exchange Commission (the “SEC”) of the Information Statement or the Company Proxy Statement relating to a special meeting of the holders of the Company’s Common Stock to consider the adoption of this Agreement (the “Company Stockholders Meeting”); (v) the filings or notices required by, and any approvals required under the rules and regulations of NASDAQ or other SROs; (vi) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and (B) other applicable competition or merger control Laws of any jurisdiction (the “Foreign Merger Control Laws”); and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.
     Section 3.6 Non Contravention. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer and the Merger, will not:
          (a) conflict with or result in any breach of any provision of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement (the “Company Organizational Documents”);
          (b) result in any violation, or the breach of, constitute a default, give rise to any right of modification, termination, cancellation or acceleration under, or result in the creation or imposition of a Lien under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or the imposition of Liens, as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time;
          (c) contravene or conflict with, or result in any violation or breach of, any material Permit of the Company or any of its Subsidiaries; or
          (d) violate in any material respect the provisions of any Law or Order applicable to the Company or any of its Subsidiaries.
     Section 3.7 Compliance with Laws and Permits.
          (a) The Company and each of its Subsidiaries are and have been since January 1, 2005 in compliance in all material respects with applicable Laws, including, but not limited to, applicable statutes and implementing regulations administered or enforced by the United States Food and Drug Administration.

          (b) The Company and each of its Subsidiaries holds all material Permits necessary for the ownership, operation and use of the respective properties and assets of the Company and its Subsidiaries and the conduct of their respective businesses as currently conducted. All such material Permits are in full force and effect and no suspension or cancellation of any of the material Permits is pending or, to the Knowledge of the Company, threatened.
          (c) Since January 1, 2006, no Governmental Entity has, to the Knowledge of the Company, initiated, and no Governmental Entity has provided written notice to the Company or its Subsidiaries of, any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries, except, in the case of any proceeding or investigation initiated or with respect to which written notice was provided since the date of this Agreement, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.
     Section 3.8 Financial Reports and SEC Documents.
          (a) The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed with, or furnished to, the SEC pursuant to the Exchange Act since January 1, 2006 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2006, including any exhibits and amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing or furnishing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed with, or furnished to, the SEC prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed or furnished with the SEC prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Company’s Knowledge, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC investigation or outstanding material SEC comment.
          (b) The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. These disclosure controls and procedures were designed to ensure that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002, and with all provisions of the NASDAQ Marketplace Rules, which are currently applicable to it.

          (c) The Company maintains internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. This internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States (“GAAP”) (and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.
          (d) Each of the consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (i) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of each such balance sheet, and the results of operations and cash flows of the Company and its Subsidiaries, as the case may be, for the periods set forth in each such consolidated statement of income, changes in stockholders’ equity and cash flows (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), and (ii) has in each case been prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.
     Section 3.9 Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), other than (i) liabilities or obligations in the amounts reflected on, or reserved against, in the Company’s consolidated balance sheet as of December 31, 2007 (or the notes thereto) included in the Company’s financial statements, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2007, (iii) liabilities or obligations that are not material to the financial condition of the Company and its Subsidiaries, taken as a whole, and (iv) liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement, or in connection with any Legal Action, claim or investigation described in Subsection (K) of the definition of Company Material Adverse Effect.

     Section 3.10 Absence of Certain Changes.
          (a) From December 31, 2007 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.
          (b) From December 31, 2007 through the date of this Agreement, there has not been a Company Material Adverse Effect, and there has not been any Change that would reasonably be expected to have a Company Material Adverse Effect.
          (c) From December 31, 2007 through the date of this Agreement, there have not been:
               (i) any amendments or changes in the Company Organizational Documents;
               (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;
               (iii) any split, combination or reclassification of any of the capital stock or other equity interest of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other equity interest of the Company or any of its Subsidiaries;
               (iv) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP; or
               (v) any action or event that would require Parent’s consent under Section 5.1 if such action or event had occurred after the date of this Agreement.
          (d) Except (i) as required pursuant to the terms of any Company Benefit Plan as in effect on December 31, 2007, (ii) as required to comply with applicable Law (including Section 409A of the Code) or (iii) in the ordinary course of business consistent with past practice, since December 31, 2007 through the date of this Agreement, there has not been any (A) grant or payment of any severance or termination benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) material increase in the compensation, perquisites or benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, (C) grant of equity or equity-based awards that may be settled in Shares, Preferred Stock or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, Preferred Stock or other Company securities or Subsidiary securities, or (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries.
     Section 3.11 Litigation. There are no material (a) claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, arbitrations, or hearings, notices of violation

(each, a “Legal Action”), or, to the Company’s Knowledge, investigations before any Governmental Entity pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or (b) outstanding Orders against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected, except, in each case, of the nature described in Subsection (K) of the definition of Company Material Adverse Effect.
     Section 3.12 Contracts.
          (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:
               (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed, described, or incorporated by reference in the Company SEC Documents;
               (ii) employment agreement pursuant to which an employee is entitled to receive a base salary in excess of $100,000 per year (other than those that are terminable at will by the Company or any of its Subsidiaries, as applicable, without cost, payment or penalty);
               (iii) loan or guaranty agreement, indenture or other instrument, contract or agreement under which in excess of $200,000 has been borrowed or loaned or any note, bond or other evidence of indebtedness in excess of $200,000 has been issued, other than guarantees by the Company of real property leases of certain of its subsidiaries;
               (iv) mortgage, security agreement, conditional sales contract, capital lease or similar agreement with total payments in excess of $200,000 per year or that effectively creates a lien, encumbrance or security interest on any material assets of the Company or any of its Subsidiaries;
               (v) any Leases requiring the Company to make payments in excess of $100,000 per year;
               (vi) material partnership or joint venture agreement;
               (vii) collective bargaining agreement;
               (viii) agreements relating to the acquisition of any material assets or relating to the merger or consolidation of the Company or any of its Subsidiaries with any other entity that have (A) not been consummated as of the date hereof or (B) that, if consummated as of the date hereof, have any remaining outstanding monetary obligations in excess of $200,000;
               (ix) investment banking agreement of any kind or nature whatsoever;
               (x) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset that provides for payments by or to the Company or such Subsidiary in excess of $100,000 per year (other than licenses of commercial off-the-shelf computer software);
               (xi) contract which contains any provision that would prohibit or materially restrict the ability of the Company or any of its Subsidiaries from engaging in business or from competing with any other parties, including, but not limited to, operating in any geographical area;
               (xii) other agreements (other than those listed in clauses (i) through (xi) above) (A) with a term longer than one (1) year from the date hereof that involve payments by the Company and/or any of its Subsidiaries in excess of $200,000 per year; or (B) with a term less than one (1) year from the date hereof that involve payments by the Company and/or any of its Subsidiaries in excess of $200,000, that are not terminable without premium or penalty on less than 30 days’ notice;
               (xiii) agreements or insurance policies providing for indemnification of any officer or director of the Company or any of its Subsidiaries, other than the existing directors’ and officers’ insurance policies and the certificate of incorporation and bylaws or other organizational documents, as currently in effect, of the Company and each of its Subsidiaries; or
               (xiv) agreements evidencing a loan to any officer or director of the Company or any of its Subsidiaries, other than advances for expenses pursuant to the Company’s standard expense reimbursement policies.
Each contract, arrangement, commitment or understanding described in clauses (i) through (xiv), filed in the Company SEC Documents, or set forth in Section 3.12(a) of the Company Disclosure Letter, is referred to herein as a “Material Contract.”
          (b) Each Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Material Contract that expires or is terminated after the date hereof in accordance with its terms or amended (as permitted by Section 5.1) by agreement with the counterparty thereto (provided that, if any such Material Contract is so amended or terminated in accordance with its terms after the date hereof, then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment or termination, the reference to “Material Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended and shall be deemed to exclude any such terminated contract). The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Material Contract, except where such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract: (A) is in breach of or in default under any Material Contract, or (B) knows of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of such party under any such Material Contract. True and complete copies of all written Material Contracts and true and correct summaries of all oral Material Contracts have been delivered or made available to Parent.

     Section 3.13 Benefit Plans.
          (a) Section 3.13(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each Multiemployer Plan and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive (equity-based or otherwise), deferred compensation, welfare benefit, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material liability (each, a “Company Benefit Plan”). No entity other than the Company and its Subsidiaries is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code). With respect to each such Company Benefit Plan, the Company has provided or made available to Parent true, complete and correct copies of (i) each such Company Benefit Plan; (ii) the most recent summary plan descriptions for each such Company Benefit Plan for which a summary plan description is required by applicable Law; (iii) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service (“IRS”); (iv) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter received from the IRS; (v) the most recent actuarial report and/or financial statements, to the extent that any such reports or financial statements are required under applicable Law to be prepared with respect to such Company Benefit Plan; (vi) all applicable nondiscrimination testing for the three (3) most recent closed Company Benefit Plan years; and (vii) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.
          (b) No Company Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code or is a Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
          (c) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter or opinion letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened. Each Company Benefit Plan has been established, funded and administered in compliance, in all material respects, with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions required by applicable Law to each Company Benefit Plan have been made by the Company or its Subsidiaries as of the Effective Time with respect to current or prior plan years in all material respects or such contributions have been accrued in all material respects in accordance with GAAP.
          (d) There are no Company Benefit Plans under which welfare benefits are provided to past employees or made available to present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar state group health plan continuation Laws. Other than payroll practices, short-term disability or flexible spending accounts, no material Company Benefit Plan is self-funded or funded from the general assets of the Company or its Subsidiaries.
          (e) Except as provided in Section 2.5, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby (alone or in combination with any other event) would: (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Company Benefit Plan (except as required by applicable Law); (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, other than vesting to comply with Section 401(a) of the Code; (iv) trigger the funding of any compensation or benefits due to any current or former employee of the Company or its Subsidiaries (except as required by applicable Law); (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code pursuant to any Company Benefit Plan or other plan or agreement as in effect on the date of this Agreement; or (vi) result in any payment that would be nondeductible under Code Section 162(m).
          (f) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, none of the Company, any of its Subsidiaries, or any Company Benefit Plan, nor to the Knowledge of the Company, any “disqualified person”(as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(14) of ERISA) with respect to any Company Benefit Plan, has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan. With respect to any Company Benefit Plan, as of the date of this Agreement, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but excluding routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in the case of both clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a material liability.
          (g) Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code is in compliance with Section 409A of the Code and any Internal Revenue Service guidance issued thereunder, and to the Knowledge of the Company no amounts under any such Company Benefit Plan are or have been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B). The Company does not have any actual or potential obligation to reimburse or otherwise gross-up any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B). No Company Stock Option or Company Restricted Share is subject to Section 409A of the Code.
          (h) Except where such misclassification would not result in a material liability to the Company and its Subsidiaries, taken as a whole, all employees, independent contractors,

consultants, leased employees or similar non-employee classification workers of the Company or any of its Subsidiaries are properly classified as such.
          (i) Each Company Benefit Plan established or maintained for the benefit of Canadian employees has been administered in material compliance with all applicable Laws.
          (j) Other than individual agreements, obligations accrued and vested pursuant to the Company Benefit Plans or required by Laws, or as set forth on Section 3.13(j) of the Company Disclosure Letter, each Company Benefit Plan may be amended or terminated at any time.
     Section 3.14 Taxes.
          (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed and all such Tax Returns are true, correct and complete in all material respects. There are no adjustments relating to such Tax Returns that have been proposed in writing by any Tax authority and there are no Tax liens on any of the assets for Taxes that are not Permitted Liens. The Company has delivered or made available to Parent true and complete copies of all material federal, state, and local income Tax Returns filed since January 1, 2006.
          (b) The Company and its Subsidiaries have paid, or will timely pay, all material Taxes required to be paid by any of them shown as due and payable on such Tax Returns except to the extent that such Taxes are being contested in good faith and the Company, or the appropriate Subsidiary, has set aside reserves in accordance with GAAP. The Company and its Subsidiaries have provided, in all material respects, for any Taxes that are not yet due and payable for all taxable periods on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction.
          (c) As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending. The Company has not received any written requests for information by any Tax authority that are currently outstanding that could adversely affect the Taxes of the Company or any of its Subsidiaries; and there are no proposed material reassessments received in writing by the Company of any property owned by the Company or any of its Subsidiaries or other proposals that could materially increase the amount of any Tax to which the Company or any of its Subsidiaries would be subject.
          (d) As of the date of this Agreement, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.
          (e) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the

Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments on account of Taxes after the Closing Date. Neither the Company nor any of its Subsidiaries has any liability as a result of being or having been, before the Closing Date, a member of an affiliated, consolidated, combined or unitary group, other than a group of which the Company and its Subsidiaries are currently members, or as a result of a Tax sharing, Tax indemnity or Tax allocation agreement.
          (f) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation.
          (g) The Company and its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, member or other third party.
          (h) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period identified in section 897(c) (1)(A)(ii) of the Code.
          (i) The Company has not distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.
     Section 3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of all registered Intellectual Property and material unregistered Intellectual Property which is owned by the Company or its Subsidiaries and which is material to the conduct of the business of the Company and its Subsidiaries, the “Company Owned Intellectual Property”).
          (b) The Company or one or more of its Subsidiaries owns or otherwise has a valid right to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as such is conducted as of the date of this Agreement and as currently expected by the Company to be conducted.
          (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, all registered Company Intellectual Property has been duly registered and/or filed, as applicable, with each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.
          (d) To the Knowledge of the Company, none of the Company or its Subsidiaries has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any third party. To the Knowledge of the Company, no Person or any product or service of any Person is infringing upon or otherwise violating any Company Owned Intellectual Property. No licensor of any Intellectual Property which is used by the Company or its Subsidiaries and which is material to the conduct of the business of the

Company or its Subsidiaries (“Company Licensed Intellectual Property”) has notified the Company or any of its Subsidiaries in writing that any Person or any product or service of any Person is infringing upon or otherwise violating in any material respect any Company Licensed Intellectual Property.
          (e) There are no outstanding Legal Actions instituted or pending against the Company or any of its Subsidiaries or which, to the Knowledge of the Company, have been threatened in writing, with respect to the infringement or violation by the Company or any of its Subsidiaries in any material respect of the Intellectual Property rights of a third party. The Company has not been notified in writing of any possible infringement or other violation, in any material respect, by the Company or any of its Subsidiaries of the Intellectual Property rights of any third party.
          (f) The Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Company Owned Intellectual Property and to maintain the confidentiality and secrecy of their confidential information, trade secrets and proprietary information under applicable Law.
          (g) To the extent that any Software that is owned by a third party is distributed to customers of the Company or any of its Subsidiaries together with the Company Owned Intellectual Property, such third party rights have been identified in Section 3.15(g) of the Company Disclosure Letter, all necessary licenses have been obtained for, and no royalties or payments are due from the Company or any of its Subsidiaries in respect of, such Software.
          (h) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the source code of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries except pursuant to a non-disclosure agreement, and (ii) except for source code provided to third party developers to make modifications or derivative works for the benefit of the Company or any of its Subsidiaries, no licenses or rights have been granted to a third person to distribute, or to otherwise use to create derivative works, the source code for any Software that is used by the Company or that is commercially available from the Company or any of its Subsidiaries.
          (i) Except as set forth on Section 3.15 of the Company Disclosure Letter, the Company Owned Intellectual Property and the Company Licensed Intellectual Property are owned or licensed, as the case may be, free and clear of any Liens.
          (j) Except as would not reasonably be expected to have a Company Material Adverse Effect, the incorporation of any so-called “open source” software into any product of the Company or any Subsidiary has not resulted in the license to a third party of any Intellectual Property owned by the Company or any Subsidiary used in conjunction with such open source software.
          (k) Assuming that all required consents are obtained as set forth in Section 6.2(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Company or any Subsidiary’s right to own or use any of the Company Owned Intellectual Property or, except as would not reasonably be expected to have a Company Material Adverse Effect, Company Licensed Intellectual Property.
          (l) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has any liability under its contracts with customers for replacement or repair of any product of the Company or any Subsidiary, except under the warranty provisions and the support and maintenance provisions in such contracts (copies of which have been delivered to Parent).
     Section 3.16 Insurance
     Section 3.16 of the Company Disclosure Letter lists each material insurance policy maintained by the Company or its Subsidiaries and the respective expiration dates thereof, and such policies are in full force and effect as of the date of this Agreement. The Company and its Subsidiaries are in compliance in all material respects with respect to their obligations under any of such insurance policies. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received any written notice of cancellation, termination or material increase in premiums of any such policy or rejection of any material claim thereunder, nor, to the Knowledge of the Company as of the date hereof, is there any basis for such cancellation, termination or material increase. The Company has received from its current directors and officers’ liability insurance program insurers, i.e., Chubb, Liberty Mutual Insurance Company, and AXIS, a forty-five day extension through and until April 14, 2009 at 12:01 a.m. for each of the four policies currently in place and previously scheduled to expire on March 1, 2009 at 12:01 a.m. This forty-five day extension does not constitute an extended reporting period, rather it is an extension of the policy period for the Company’s directors and officers’ liability insurance program that commenced on February 8, 2008.
     Section 3.17 Real Property. Section 3.17 of the Company Disclosure Letter lists any and all (i) real property owned by the Company and its Subsidiaries (the “Real Property”) and (ii) leases (including subleases) of real property and any modifications or amendments thereto (the “Leases”), and with respect to the Leases (A) the rent (base and additional) due and payable thereunder and (B) the respective tenant’s proportionate share for taxes and operating expenses. The Company and each of its Subsidiaries have good, valid and marketable fee title to the Real Property, free and clear of all Liens, except for Permitted Liens and as expressly set forth on Section 3.17 of the Company Disclosure Letter, and good and valuable leasehold interests in the Leases. The Leases are in good standing, valid and effective against the Company and each of its Subsidiaries, as applicable, and there is not under any Lease any existing material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto. The Company and its Subsidiaries have not entered into any agreements for the sale of the Real Property and will not enter into any such agreements without Parent’s and Merger Sub’s consent.
     Section 3.18 Takeover Statutes; No Rights Agreement(a) Assuming the accuracy of the representations and warranties set forth in Section 4.10, the Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Company Certificate or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to the Company as a result of the transactions contemplated by this Agreement, including the Merger.
          (b) The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock upon a change in control of the Company.
     Section 3.19 Opinion of Financial Advisor. SunTrust Robinson Humphrey, Inc. (“SunTrust”) has delivered to the Company Board, its written opinion (or oral opinion confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.
     Section 3.20 Brokers and Finders. Other than SunTrust and Jefferies & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
     Section 3.21 Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice or filed or incorporated by reference as an exhibit to a Company SEC Document, Section 3.21 of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Contracts or other arrangements under which the Company or any of its Subsidiaries has any existing or future liabilities required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (each such Contract or other arrangement, an “Affiliate Transaction”).
     Section 3.22 Environmental Matters.
          (a) Neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or foreign investigation, decree, order or judgment, and neither the Company nor any of its Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or remedial action under any applicable Environmental Laws;
          (b) The Company and its Subsidiaries have materially complied and currently materially comply with all Environmental Laws;
          (c) Neither the Company nor any of its Subsidiaries has manufactured, treated, stored, disposed of, arranged for or knowingly permitted the disposal of, generated, handled or released any Hazardous Substance or, to the Knowledge of the Company, owned or operated any property or facility, in each case in a manner that has given or would reasonably be expected to give rise to any material liability under Environmental Laws;
          (d) To the Knowledge of the Company, no Hazardous Substances have been released or otherwise come to be located at any property or facility owned or operated by the Company or any of its Subsidiaries in a manner that is in material violation of any Environmental Law or that has given or would reasonably be expected to give rise to any liability under Environmental Laws; and

          (e) To the Knowledge of the Company, the Company and each of its Subsidiaries holds and is in compliance, in all material respects, with all Permits required to conduct its business and operations under all applicable Environmental Laws.
     Section 3.23 Employee Matters(a) As of the date hereof, there are no labor or employment claims, grievances, arbitration demands, actions, suits or disputes pending or, to the Knowledge of the Company, threatened involving the Company or any of its Subsidiaries and any of their employees or former employees, other than those that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.23(a) of the Company Disclosure Letter, there has been: (i) to the Knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, picketing, or lock out or other collective labor action by or with respect to any employees of the Company or any of its Subsidiaries pending or occurring since January 1, 2006 or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of its Subsidiaries and no such agreement is currently being negotiated.
          (b) The Company and its Subsidiaries (i) are in compliance in all material respects with all applicable Laws, regulations, policies and procedures, and collective bargaining and other contractual obligations respecting employment and employment practices, terms and conditions of employment, including all such obligations relating to health and safety, discrimination, harassment, immigration, compensation, and wages and hours, and are not engaged in any unfair labor practice as defined by the National Labor Relations Act, (ii) are not liable in any material respect for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iii) are not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefit or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
          (c) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
          (d) Neither the Company nor any of its Subsidiaries: (i) has had since January 1, 2006 any mass layoff of employees, as defined under the Workers Adjustment and Retraining Notification Act (“WARN”) (or other similar state law); or (ii) has implemented since January 1, 2006 any early mass retirement or mass separation program.

     Section 3.24 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any of the directors, executive officers, agent or employees of the Company or any of its Subsidiaries acting in his or her capacity as a director, executive officer, agent or employee of the Company or any of its Subsidiaries (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
     Section 3.25 Suppliers Section 3.25 of the Company Disclosure Letter sets forth the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole, for the year ended December 31, 2008 based on aggregate payments made to such suppliers by the Company and its Subsidiaries during such period (the “Significant Suppliers”). To the Knowledge of the Company, since December 31, 2008 and through the date hereof, neither the Company nor any of its Subsidiaries has received from any of the Significant Suppliers any written notice of termination or material alteration of any contract or business relationship governed thereby.
     Section 3.26 Schedule 14D-9; Offer Documents. None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D–9 will not, at the time the Schedule 14D–9 is filed with the SEC and at all times prior to the Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser expressly for inclusion in the Offer Documents or the Schedule 14D-9. The Schedule 14D–9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.
     Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes or has made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Acquiror Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
     Section 4.1 Organization and Power. Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time.
     Section 4.2 Corporate Authorization. Parent and Merger Sub each have the requisite corporate or other power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.
     Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (c) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.
     Section 4.4 Required Filings and Consents. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than: (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) applicable requirements of the Exchange Act or the Securities Act; (c) compliance with and filings under (i) the HSR Act, if applicable, and (ii) any applicable requirements of any Foreign Merger Control Law; and (d) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Merger Sub Material Adverse Effect.

     Section 4.5 Non Contravention. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, will not:
          (a) conflict with, or result in any breach of any provision of the certificate of incorporation, bylaws or other organizational documents of either Parent or Merger Sub;
          (b) result in any violation, or the breach of, or constitute a default under, give rise to any right of modification, termination, cancellation or acceleration under, or result in the creation or imposition of a Lien, under any Contract to which Parent or Merger Sub is a party or by which any of them is otherwise bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which would not reasonably be expected to have a Merger Sub Material Adverse Effect;
          (c) contravene or conflict with, or result in any violation or breach of, any Permit of Parent or Merger Sub except as would not reasonably be expected to have a Merger Sub Material Adverse Effect; or
          (d) violate the provisions of any Law or Order applicable to Parent or Merger Sub, except for any such violations that would not reasonably be expected to have a Merger Sub Material Adverse Effect.
     Section 4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Action pending, or to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Entity that would or seeks to materially delay the consummation of the Offer or the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. As of the date hereof, neither Parent nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Entity, or any order, judgment, injunction or decree of any Governmental Entity that would or seeks to prevent or materially delay the consummation of the Offer or the Merger or otherwise prevent or materially delay Parent or any of its Affiliates from performing their obligations hereunder.
     Section 4.7 Financing.
       At the date hereof, Parent and Merger Sub have, and at the Purchase Time and at the Closing, Parent and Merger Sub will have, immediately available funds sufficient to pay the aggregate Offer Price or Merger Consideration, as the case may be, and any other payments contemplated by this Agreement and to pay all fees and expenses of Parent and Merger Sub related to the Offer, the Merger or any other transactions contemplated by this Agreement.
     Section 4.8 Operations of Parent and Merger Sub Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     Section 4.9 Management Agreements. Except as contemplated in this Agreement, there are no Contracts, understandings or arrangements between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand. Neither Parent nor Merger Sub, alone or together with any other Person, has been at any time, or became, an “interested stockholder” or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.
     Section 4.10 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.
     Section 4.11 Offer Documents; Schedule 14D-9. (a) The Offer Documents will not, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Parent with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion in the Offer Documents. The Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.
          (b) None of the information supplied or to be supplied by or on behalf of the Parent or any Affiliate of the Parent for inclusion in the Schedule 14D-9 will, at the times such document is filed with the SEC and at all times prior to the Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (c) The information supplied by Parent and Merger Sub expressly for inclusion in the Company Proxy Statement will not contain at the time the Company Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied in writing by or on behalf of the Company that is contained in the Company Proxy Statement or any amendment or supplement thereto.

ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations, in all material respects, in the ordinary course of business, and (y) use its commercially reasonable efforts to: maintain and preserve intact its business organization, keep available the services of its current officers, employees, consultants and independent contractors, and preserve, in all material respects, the Company’s goodwill and its current relationships with material customers, licensees and suppliers and other persons and entities with which the Company has material business relations. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will not, and will cause each of its Subsidiaries not to, directly or indirectly, take any of the following actions:
          (a) amend the Company Organizational Documents;
          (b) declare, set aside, or pay any dividend or make any other distribution with respect to any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; provided, however, that this Section 5.1(b) shall not apply to dividends or distributions paid by a Subsidiary to the Company or any other Subsidiary of the Company in the ordinary course of business;
          (c) (i) split, combine, subdivide or reclassify its capital stock, (ii) purchase, redeem, or otherwise acquire any shares of its capital stock, or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, other than (A) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares and Company RSUs in connection with the forfeiture of such awards, or (D) the acquisition on the open market by the trustee of the Company’s 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company’s 401(k) Plan, (iii) issue, grant, deliver, sell, pledge, transfer, convey, dispose of or permit the imposition of any Lien or other encumbrance on any shares of its capital stock, any options, warrants, securities exercisable, exchangeable or convertible into any shares of its capital stock or any outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or any shares of the Company’s capital stock, other than (A) pursuant to the exercise of Company Stock Options and settlement of Company RSUs outstanding as of the date of this

Agreement, (B) as required pursuant to any Company Benefit Plan or (C) the sale by the trustee of the Company’s 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company’s 401(k) Plan, or (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d);
          (d) except (i) in the case of officers, employees, independent contractors and consultants of the Company or its Subsidiaries in the ordinary course of business or as required pursuant to existing written agreements, (ii) as required pursuant to the terms of any Company Benefit Plan (or related trust agreement), (iii) as otherwise expressly permitted by this Agreement, or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), (A) increase the compensation or benefits payable to any directors, officers or employees of the Company or its Subsidiaries or enter into any new bonus or incentive arrangement with directors, officers or employees of the Company or its Subsidiaries, (B) grant or pay any severance or termination pay to any of the directors, officers or employees of the Company or its Subsidiaries, (C) enter into any new employment or severance agreement with any directors, officers or employees of the Company or its Subsidiaries, (D) establish, adopt, enter into, amend or take any action to accelerate rights or fund benefits under any Company Benefit Plan, or (E) otherwise make any change in any compensation arrangement or contract with any present or former employee, officer, director, independent contractor, consultant, or stockholder or establish, terminate or materially amend any Company Benefit Plan or materially increase benefits (including acceleration of benefits) under any Company Benefit Plan, or grant any awards under any Company Benefit Plan, provided, however, that the foregoing clauses (A), (C), (D) and (E) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or promoted employees, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the Company’s past practice of making compensation and benefits available to newly hired or promoted employees in similar positions. The Company shall confer with Parent (i) prior to implementing any reduction in force of Company employees and (ii) with respect to the implementation of a bonus program to incent key employees to remain with the Company until after the Closing;
          (e) sell, lease, license or otherwise dispose of or effect a Lien on any assets with a value in excess of $50,000 individually or $200,000 in the aggregate, other than in the ordinary course of business;
          (f) license, lease, acquire, sublease, grant any Lien (other than Permitted Liens) affecting and/or transfer any material interest in any material asset other than leases entered into in the ordinary course of business, or enter into any amendment, extension or termination of any leasehold interest in any property other than in the ordinary course of business;
          (g) make any acquisitions of, capital contributions to, or investments in, by purchase of stock or other equity interests, or by merger, consolidation or other business combination, of any business, corporation, partnership, limited liability company, association, joint venture or other entity, or make any purchases of any material property or assets from any

Person (other than a wholly-owned Subsidiary of the Company), other than purchases of current assets in the ordinary course of business;
          (h) incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, other than short-term borrowings by the Company in the ordinary course of business pursuant to the Company’s existing credit facilities and consistent with past practice, or an incurrence of indebtedness that does not cause the principal amount of outstanding indebtedness of the Company to exceed $1,000,000 at any time;
          (i) make any material loans, advances or capital contributions to, or investments in, any other Person, other than contributions or investments (i) to or in Subsidiaries, (ii) among Subsidiaries, (iii) constituting advances of expenses to employees in the ordinary course of business, or (iv) pursuant to Contracts existing on the date of this Agreement;
          (j) authorize or make any capital expenditure, other than (i) as specifically provided on Schedule 5.1 to the Company Disclosure Letter or (ii) capital expenditures of approximately $100,000 following the date hereof;
          (k) change its financial accounting principles, policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than in any such case (i) in the ordinary course of business, or (ii) as may be required by Law or GAAP;
          (l) waive, release, assign, settle or compromise any material Legal Action, other than as reflected or reserved against in the most recent audited financial statements of the Company (or the notes thereto) included in the Company SEC Documents (for amounts not in excess of such reserves);
          (m) (i) settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, (ii) except as required by applicable Law, change any annual Tax accounting period or adopt or change any material Tax accounting method, or (iii) enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
          (n) other than as permitted hereunder, satisfy, discharge, waive or settle any material right or obligation, other than in the ordinary course of business;
          (o) enter into, terminate or materially amend any Material Contract (it being agreed, for avoidance of doubt, that ordinary course licenses by the Company of its commercial off-the-shelf computer software are not Material Contracts for purposes of this Agreement);
          (p) (i) eliminate the positions of any employees, (ii) terminate the employment of employees except for terminations of individual employees based on such employee’s failure to properly perform his or her duties and responsibilities, or (iii) terminate the employment of two or more employees;

          (q) fail to use its diligent efforts to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries substantially as the same are currently in effect, and in no event will such coverage not be commercially reasonable, taking into account the circumstances of the Company and its Subsidiaries; or
          (r) agree or commit to do any of the foregoing.
     Section 5.2 Access to Information; Confidentiality.
          (a) Subject to applicable Law and that certain confidentiality agreement by and between the Company and Parent, dated as of December 21, 2007 (the “Confidentiality Agreement”), and solely with respect to financing sources that are not a party to any Confidentiality Agreement as of the date of this Agreement other confidentiality provisions reasonably acceptable to the Company, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives and financing sources, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or the performance of their duties) as Parent reasonably may request, and (ii) subject to applicable Law and the Company’s existing written policies with respect to the protection of employee privacy and protection of attorney-client privilege and attorney work product, all documents that Parent reasonably may request.
          (b) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.2(a), and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.
          (c) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives shall be kept confidential by Parent and its Representatives in accordance with the Confidentiality Agreement.
     Section 5.3 Limitations on Solicitation.
          (a) Subject to Section 5.3(b) and Section 5.3(d):
               (i) The Company shall not, shall cause its officers, directors and Subsidiaries not to, and shall not authorize its Representatives to initiate, solicit or knowingly encourage or knowingly facilitate the submission of any Takeover Proposal, or engage in negotiations with respect thereto.
               (ii) The Company shall not, shall cause its officers, directors, and Subsidiaries not to, and shall not authorize its Representatives to approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal, or effect a Recommendation Change, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement providing for a Takeover Proposal.

          (b) Notwithstanding anything to the contrary contained in this Section 5.3, if prior to the Purchase Time, (i) the Company has received a written Takeover Proposal from a third party that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be bona fide, (ii) the Company has not intentionally or materially breached this Section 5.3, (iii) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, and (iv) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take the actions described in clauses (A) and (B) below could result in a violation of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, and (B) participate, engage or assist in any manner in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, however, the Company (x) will not, and will not allow its Subsidiaries or authorize its or their Representatives to, disclose any non-public information to such Person without first entering into a confidentiality agreement with such Person that contains confidentiality provisions that are not materially less restrictive in the aggregate to such Person than those provisions contained in the Confidentiality Agreement are to Parent, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.
          (c) Subject to the fiduciary duties of the Company Board, in the event the Company receives: (i) any Takeover Proposal or any bona fide proposal or offer with respect to a Takeover Proposal; (ii) any request for non-public information relating to the Company or any of its Subsidiaries concerning a Takeover Proposal; or (iii) any bona fide inquiry or request for discussions or negotiations regarding any Takeover Proposal, the Company shall promptly, but in no event later than two (2) Business Days thereafter, notify Parent and disclose to Parent the material terms of such Takeover Proposal, request or inquiry.
          (d) Notwithstanding anything in Section 5.3(a)(ii) to the contrary, if at any time prior to the Purchase Time, (A) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that a Takeover Proposal received by the Company constitutes a Superior Proposal, and (B) the Company Board determines in good faith (after consultation with its outside legal counsel) that failing to take such action could result in a breach of the fiduciary duties of the Company Board under applicable Law, the Company Board may (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend or endorse, or propose publicly to recommend or endorse, any Takeover Proposal (a “Recommendation Change”), and/or (y) cause the Company to terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y) and any such purported termination shall be void ab initio, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee as required by Section 7.6(a)(ii) and simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the “Alternative Acquisition Agreement”) and terminates this Agreement in compliance with Section 7.4(c) and provided, further, that the Company Board may not make a Recommendation Change or terminate this Agreement pursuant to the foregoing clause (y) and any such purported termination shall be void ab initio unless the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal. During the Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent and Merger Sub (in the form of a binding, written and complete proposal, including all exhibits, ancillary agreements, schedules and necessary amendments to the terms of this Agreement) in response to any such written notice by the Company or otherwise, so that the Takeover Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notice by the Company and a new three (3) Business Day period).
          (e) Subject to this Section 5.3 the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party that relates to a transaction of a type described in the definition of Takeover Proposal; provided, however¸ that the Company may permit to be taken any of the actions prohibited under a standstill agreement if the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.
          (f) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) complying with its disclosure obligations under United States federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position with respect to any tender or exchange offer by a third party pursuant to Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any required (based on the good faith determination of the Company Board) “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
          (g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.
     Section 5.4 Notices of Certain Events.
          (a) The Company will notify Parent and Merger Sub (and provide copies if applicable) of (i) any written or, to the Knowledge of the Company, oral communication from (x) any Governmental Entity or (y) any third party alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) the commencement or threat, in writing, of any Legal Action affecting the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the Knowledge of the Company, any employee, agent, director or officer, in his or her capacity as such, which if pending on the date hereof, would have been required to have been disclosed by the Company pursuant to this Agreement or which relates to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which causes, or would reasonably be expected to cause, any condition to the obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (v) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (vi) the occurrence of an event which would reasonably be expected to have a Company Material Adverse Effect or that would otherwise reasonably be expected to cause a condition in Article VI not to be satisfied. With respect to any of the foregoing, the Company will consult with Parent and Merger Sub and their Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate adverse consequences that may result from any of the foregoing.
          (b) Parent and Merger Sub will notify the Company of (i) any written or, to the Knowledge of Parent or Merger Sub, oral communication from (x) any Governmental Entity or (y) any third party alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iii) the commencement or threat in writing of any Legal Actions affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Purchase Time and the Effective Time, as the case may be, of which Parent or Merger Sub learns and which causes, or is reasonably expected to cause, any condition to the obligations of Parent or Merger Sub to effect the Offer or the Merger and the other transactions contemplated by this Agreement not to be satisfied, (v) any material failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (vi) the occurrence of any event that would reasonably be expected to cause a condition in Article VI or Annex A not to be satisfied. With respect to any of the foregoing, Parent and Merger Sub will consult with the Company and its Representatives so as to permit the Company and Parent and Merger Sub and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate adverse consequences that may result from any of the foregoing.
     Section 5.5 Information Statement; Company Proxy Statement.(a) The parties will take all necessary action such that the letter to stockholders and information statement that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Information Statement”) or, if required by applicable Law, the letter to stockholders, notice of meeting, proxy statement and form of proxy that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Company Proxy Statement”) will not, at the time the Information Statement or Company Proxy Statement, as applicable, is first mailed and at the time of the Company Stockholders Meeting, if one is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The parties will take all necessary action such that the Information Statement or Company Proxy Statement, as applicable, will, at the time the such document is first mailed, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Company Stockholders Meeting, if one is held, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
          (b) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.9, as soon as practicable after the consummation of the Offer, the Company shall, subject to the prior review and approval of Parent and Merger Sub (which approval shall not be unreasonably withheld) prepare and file with the SEC the Information Statement or, if required, the Company Proxy Statement in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder. The Company shall obtain and furnish the information required to be included in the Information Statement or Company Proxy Statement, as applicable, shall provide Parent and Merger Sub with, and consult with Parent and Merger Sub regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Merger Sub (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Information Statement or Company Proxy Statement, as applicable, and shall cause the Information Statement or Company Proxy Statement, as applicable, in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement or Company Proxy Statement, as applicable, so that the Information Statement or Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, if required, otherwise disseminated to the stockholders of the Company.
          (c) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Information Statement or the Company Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its Subsidiaries in connection with the preparation of the Information Statement or the Company Proxy Statement for inclusion or incorporation by reference therein. The Company agrees that the Information Statement and the Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
     Section 5.6 Employees; Benefit Plans.
          (a) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements, offer letters, offer summaries and other written arrangements, but excluding any commitment, understanding or promise to grant equity compensation) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be expressly permitted by the terms of such Company Benefit Plans. During the period from the Effective Date through the first (1st) anniversary of the Effective Time (the “Continuation Period”), the Surviving Corporation will provide all employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with benefits under employee benefit plans (within the meaning of Section 3(3) of ERISA) and other perquisites and fringe benefits (collectively, “Employee Benefits”), other than equity based compensation, that are substantially similar in the aggregate, on a group rather than an individual basis, than the Employee Benefits provided by the Company and its Subsidiaries as in effect at the Effective Time; provided, however, that, subject to the requirements of the portion of this sentence that precedes this proviso, nothing herein shall (i) require that the Surviving Corporation maintain or continue any particular Company Benefit Plan or (ii) interfere with the Surviving Corporation’s right or obligation to make changes to any Company Benefit Plan or New Plan. Notwithstanding anything to the contrary set forth herein, subject to Section 5.6(a), nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee.
          (b) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), the Surviving Corporation shall cause each Employee to receive credit for all service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to which the Company and its Affiliates have given credit for prior service) to the extent recognized in any similar Company Benefit Plans in which such Employee participated immediately prior to the Closing (such service, “Pre-Closing Service”) for all purposes, other than benefit accruals unless such accrual credit is required by law, including determining eligibility to participate, level of benefits and vesting except to the extent such credit would result in a duplication of accrual of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Employee immediately will be eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Employee, the Surviving Corporation will use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (c) If requested by Parent no later than ten days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall, at the request of Parent, provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. Any actions taken under this Section 5.6(c) shall be made contingent upon the consummation and Closing of the Transaction.
          (d) The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, director, independent contractor or consultant of the Company or its Subsidiaries or any other Person associated therewith shall be regarded as a third party beneficiary of this Section 5.6. No provision of this Agreement shall be construed as amending any Company Benefit Plan and any provisions hereof regarding Company Benefit Plans shall not become effective unless and until the Company Board or any other entity overseeing such Company Benefit Plans takes such action as they deem necessary and appropriate to implement such provisions. Neither the Company Board’s nor any other entities’ approval of this Agreement, nor the execution of this Agreement by an officer or director of the Company, shall constitute the required action to amend any such Company Benefit Plan.
     Section 5.7 Directors’ and Officers’ Indemnification and Insurance.
          (a) In the event of any threatened or actual Legal Action, whether civil, criminal or administrative, including any such Legal Action or investigation in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time (including with respect to any action or failure to take action occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other transactions contemplated hereby), Parent and the Surviving Corporation (each, an “Indemnifying Party”) will, jointly and severally, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company

Organizational Documents (or any similar organizational document of the Company or any of its Subsidiaries), and when applicable any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, reasonable legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any Legal Action or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement incurred by such Indemnified Party in connection with such Legal Action or investigation. To the extent permitted by applicable Law and the Company Organizational Documents, Parent shall, or shall cause the Surviving Corporation to, promptly advance all out-of-pocket expenses of each Indemnified Party in connection with any such Legal Action or investigation as such expenses (including reasonable attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor; provided, however, (if and to the extent required by the DGCL or other applicable Law or the Company Organizational Documents) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law or the Company Organizational Documents with respect to such Legal Action or investigation. In the event any Legal Action or investigation is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter; provided, however, that (i) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Legal Action or investigation (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent such settlement, compromise or judgment involves non-monetary relief from such Indemnified Party and (ii) no Indemnifying Party shall be liable for any settlement, compromise or consent to the entry of any judgment in any Legal Action or investigation effected without its prior written consent.
          (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (x) in satisfying its obligations under this Section 5.7(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount currently paid by the Company (which premiums are set forth in Section 5.7(b) of the Company Disclosure Letter), it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual 200% amount, and (y) in the event of the application of clause (x), any Indemnified Party, upon reasonable written notice thereof (which notice shall be provided no later than thirty (30) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by the Surviving Corporation in accordance with clause (x), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and, if available the

Surviving Corporation shall acquire such additional coverage on behalf of such Person; provided, however, that in the event any Indemnified Party makes such an election, such Indemnified Party shall pay the portion of the premium of such D&O Insurance in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.7. The Company shall purchase, in consultation with Parent and subject to Parent’s prior approval, which approval shall not be unreasonably withheld or delayed, as soon as practicable after the date of this Agreement, a six (6)-year pre-paid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current D&O Insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. Any pre-paid tail policy purchased pursuant to this Section 5.7(b) shall be subject to a cap of $725,000 on the amount to be expended to purchase such policy. In either case, any such policy, when fully paid for, shall be in lieu of satisfying the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.7(b). The obligation to maintain insurance provided in this Section 5.7(b) shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six (6)-year period, the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.
          (c) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective certificates of incorporation or bylaws (or similar organizational documents) for a period of six (6) years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the Indemnified Parties than the corresponding provisions contained in such organizational documents as of the date of this Agreement.
          (d) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquirer of such assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.7.
          (e) The provisions of this Section 5.7 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational documents of the Surviving Corporation or any of its Subsidiaries) or otherwise.
     Section 5.8 Reasonable Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI and Annex A are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from any Governmental Entity, (ii) if applicable, making, as promptly as practicable, an appropriate filing with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, as applicable, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, (iii) making, as promptly as practicable, appropriate filings under any Foreign Merger Control Law, if required, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement (provided, however, in no event shall obtaining such consents, approvals or waivers be required as a condition to consummating the Offer or Closing hereunder), (v) subject to first having used its commercially reasonable efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.
          (b) Parent and Merger Sub and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to or received from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, (y) as necessary to address good faith legal privilege or confidentiality concerns and (z) as necessary to comply with applicable Law. Neither Parent and Merger Sub nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).
          (c) Each of Parent and Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division, or any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent and Merger Sub or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with the FTC, the Antitrust Division, or any Governmental Entity in connection with the transactions contemplated by this Agreement unless, except where prohibited by Law, it so consults with the other party in advance and, to the extent not prohibited by the FTC, the Antitrust Division, or such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division, or any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its commercially reasonable efforts (i) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used commercially reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (ii) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.
     Section 5.9 Public Announcements. The initial press release concerning this Agreement or the transactions contemplated hereby shall be a joint press release and, thereafter, so long as the Agreement remains in effect, the parties agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement shall be required by Law or the rules or regulations of any securities exchange in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 5.9 and do not reveal non-public information regarding the other party; provided, further, however, that the Company may issue any public release or announcement, without prior consultation with Parent, contemplated by, or with respect to any Recommendation Change or any other action taken in connection with Section 5.3.
     Section 5.10 Fees and Expenses. All expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring those expenses, except as otherwise provided in Section 5.7, Section 5.13 and Section 7.6; provided, however, that Parent shall pay any filing fee under the HSR Act, if applicable.

     Section 5.11 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, and (b) otherwise act to eliminate or minimize the effects of such takeover statute.
     Section 5.12 Resignations The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective, as of the Effective Time, of those directors and officers of the Company or any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.
     Section 5.13 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, knowingly take or permit any action (a) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Offer or the Merger or the other transactions contemplated by this Agreement.
     Section 5.14 Control of Operations. Without in any way limiting any party’s rights or obligations otherwise set forth under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     Section 5.15 Tender Agreement. Contemporaneously with the execution of this Agreement, the Company shall cause the Tender Agreement to be delivered to Parent from each of the Company’s executive officers and directors, and their Affiliates, identified on Exhibit C.
     Section 5.16 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the transactions contemplated hereby.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to the Obligations of Each Party. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) Stockholder Approval. Unless the Merger is consummated pursuant to Section 253 of the DGCL, as contemplated by Section 2.9 of this Agreement, the Requisite Stockholder Vote shall have been obtained.
          (b) Regulatory Approvals. (a) If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (b) if any Foreign Merger Control Law is applicable to the transactions contemplated hereby, then the applicable Governmental Entity shall have given all necessary approvals or consents, except for those approvals or consents the failure of which to obtain would not be material to the Company and its Subsidiaries, taken as a whole.
          (c) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect that have the effect of making the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger. No Governmental Entity shall have commenced and not withdrawn any proceeding seeking to enjoin or otherwise prohibit consummation of the Merger.
          (d) Consummation of Offer. Merger Sub shall have accepted for purchase and paid for the Shares tendered (and not withdrawn) pursuant to the Offer.
     Section 6.2. It shall be a condition to the Parent’s obligation to effect the Merger that the Company shall have filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1 Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of Parent and the Company.
     Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company by written notice at any time prior to the Effective Time:
          (a) whether prior to or after the satisfaction of the condition set forth in Section 6.1(a), if the Purchase Time is not on or before July 31, 2009 (the “Outside Date”); provided, however, that Parent shall not be entitled to terminate the Agreement on the Outside Date if Merger Sub is otherwise required to accept for payment and pay for shares validly tendered and not withdrawn on the Outside Date in accordance with Section 1A.1(iii); or
          (b) if any Law or Governmental Entity prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable; provided, however that the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have used all reasonable best efforts to prevent the entry of and to remove or avoid such prohibition or Order to the extent within its control or influence;
provided, however, that in each case the right to terminate this Agreement under this Section 7.2 will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of a condition to the Merger.
     Section 7.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent by written notice at any time prior to the Purchase Time:
          (a) (i) due to a failure of any of the Offer Conditions to be satisfied at the scheduled expiration of the Offer (as the same may have been extended pursuant to the terms of this Agreement), the Offer shall have expired or been terminated and Merger Sub shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.3(a)(i) if any of the events or circumstances referred to in this Section 7.3(a)(i) directly or indirectly resulted from or was caused by Parent’s failure to comply in any material respect with any of its obligations, covenants or agreements under this Agreement or by the failure of any representation or warranty of the Parent or Merger Sub contained in this Agreement to be true and correct; or
          (ii) if, (i) the Company Board shall have made a Recommendation Change, (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger or has entered into any letter of intent or similar document or any contract accepting any Takeover Proposal, or (iii) the Company has intentionally and knowingly materially breached any of its obligations under Section 5.3;
          (b) if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would give rise to the failure of the Offer Condition set forth in either Paragraph 1(e) or Paragraph 1(f) of Annex A to this Agreement to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub shall be entitled to terminate this Agreement at such time if (A) any material covenant of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured; or (B) there exists a material breach of or inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement which has not then been cured.
     Section 7.4 Termination by the Company. This Agreement may be terminated by the Company by written notice if, at any time prior to the Purchase Time:
          (a) if (i) due to a failure of any of the Offer Conditions to be satisfied at the scheduled expiration of the Offer (as the same may have been extended pursuant to the terms of this Agreement), the Offer shall have expired or been terminated and Merger Sub shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof or (ii) Merger Sub fails to purchase validly tendered Shares if required to do so pursuant to and in accordance with the terms of the Offer, in violation of the terms of this Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to clauses (i) or (ii) of this Section 7.4(a) if any of the events or circumstances referred to in such clauses (i) or (ii) of this Section 7.4(a) directly or indirectly resulted from material breach by the Company of this Agreement such that the conditions set forth in either Paragraph 1(e) or Paragraph 1(f) of Annex A to this Agreement would not be satisfied;
          (b) a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement such that the conditions set forth in either Paragraph 1(e) or Paragraph 1(f) of Annex A to this Agreement would not be satisfied; or
          (c) pursuant to and in accordance with Section 5.3(d).
     Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of Section 5.2(c), Section 5.10, the indemnity and reimbursement provisions of Section 5.12(a), this Section 7.5, Section 7.6 and Article VIII will survive any termination of this Agreement; provided, however, that except as otherwise provided in Section 7.6, nothing herein shall relieve any Party from liabilities as a result of any intentional breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination. It shall be deemed to be an intentional breach of this Agreement by Merger Sub if the Company has the right to terminate this Agreement pursuant to Section 7.4(a)(ii).
     Section 7.6 Payment of Fees Following Termination.
          (a) The Company will pay, or cause to be paid, to an account or accounts designated by Parent, by wire transfer of immediately available funds, an amount equal to the Company Termination Fee:
               (i) if this Agreement is terminated by Parent pursuant to Section 7.3(a)(ii), in which event payment will be made within two (2) Business Days after such termination;
               (ii) if this Agreement is terminated by the Company pursuant to Section 7.4(c), in which event payment must be made in advance of or concurrent with such termination; or
               (iii) if (A) a bona fide Takeover Proposal shall have been made known publicly and not withdrawn prior to the termination of this Agreement and (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b), or by Parent pursuant to Section 7.3(b), and within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement providing for the implementation of such Takeover Proposal or the Company thereafter consummates such Takeover Proposal, in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement.
For purposes of this Section 7.6 only, references in the definition of the term “Takeover Proposal” to the figure “20%” will be deemed to be replaced by “more than 50%.”
          (b) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
          (c) The Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent and Merger Sub would not have entered into this Agreement, and that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 7.6 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty.
          (d) If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 7.6 within the time periods specified in this Section 7.6, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent and/or Merger Sub in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
          (e) Each of Parent and Merger Sub hereby agrees, that upon any termination of this Agreement under circumstances where it is entitled to a termination fee pursuant to this Section 7.6 and provided such termination fee is paid in full, Parent, Merger Sub and their Affiliates shall be precluded from any other remedy against the Company or its Affiliates or Representatives, at Law or in equity or otherwise, and neither Parent, Merger Sub nor any of their Affiliates may seek (and Parent shall cause such Persons not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or its Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.
     Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof; provided, however, that (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

     Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent (for itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Survival. None of the representations, warranties and covenants to be performed prior to the Purchase Time contained in this Agreement or in any instrument delivered under this Agreement will survive the Purchase Time; provided, however, that this Section 8.1 does not limit any covenant of the parties to this Agreement, which, by its terms, contemplates performance after the Purchase Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 7.5 (and the Sections referred to therein) and Section 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) the Confidentiality Agreement shall terminate as of the Effective Time.
     Section 8.2 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
     Section 8.3 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 8.4 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.
     Section 8.5 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Merger Sub, to:	If to the Company, to:

AMICAS, Inc.	Emageon Inc.
20 Guest Street, Suite 400	1200 Corporate Drive
Boston, MA 02135	Suite 200
Facsimile No.: (617) 779-7879	Birmingham, Alabama 35242
Attn: President and Chief Executive	Facsimile No.: (205) 980-9815
Officer and Chief Financial Officer	Attn: Chief Financial Officer

With a copy to (which will not constitute notice to Parent or Merger	With a copy to (which will not constitute notice to the Company):
Sub):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center	Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700
Boston, MA 02111	Nashville, TN 37238
Facsimile No.: (617) 542-2241	Facsimile No.: (615) 742-2709
Attn: John R. Pomerance	Attn: Howard H. Lamar III
Andrew L. McQueen

and

Sirote & Permutt, PC
2311 Highland Avenue South
Birmingham, AL 35205
Facsimile No.: (205) 212-3887
Attn: W. Todd Carlisle
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.5, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.5 and appropriate confirmation is received.
     Section 8.6 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter, the Tender Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
     Section 8.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 5.7 are intended for the direct and irrevocable benefit of the Indemnified Parties described therein and their respective heirs and legal representatives (each such Indemnified Party, a “Third Party Beneficiary”), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against the Surviving Corporation in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach, or wrongful repudiation or termination, of this Agreement by Parent and/or Merger Sub, the actual or potential damages incurred by the Company for purposes of determining any remedy at Law or equity under this Agreement would include the actual and/or potential damages incurred by the Company’s stockholders in the event such Persons do not receive the benefit of the bargain negotiated by the Company on their behalf, subject to the Requisite Stockholder Approval (if applicable), as set forth in this Agreement; provided, however, that it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf) the ability to directly seek (prior to the Closing Date) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against the Company or its directors, under any theory of Law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third party beneficiaries. For avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its stockholders, shall exclusively belong to the Company in its sole discretion.
     Section 8.8 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 8.9 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party whether by operation of Law or otherwise. Any purported assignment not permitted under this Section 8.9 will be null and void ab initio. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and assigns.
     Section 8.10 Specific Performance The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including each party’s failure to take all actions pursuant hereto as are necessary on its part to consummate the Offer and the Merger, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, regardless of the availability of an adequate and available damages remedy, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the requirements that each party take all actions pursuant hereto as are necessary on its part to consummate the Offer and the Merger, in the Delaware Court of Chancery, this being in addition to any other remedy to which they may be entitled at law or in equity.
     Section 8.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 8.12 Counterparts; Effectiveness. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PARENT:

AMICAS, INC.

By: Name:	/s/ Stephen N. Kahane Dr. Stephen N. Kahane
Title:	Chief Executive Officer

MERGER SUB:

AMICAS ACQUISITION CORP.

By:	/s/ Kevin C. Burns

Name:	Kevin C. Burns
Title:	Chief Financial Officer

COMPANY:

EMAGEON INC.

By:	/s/ Charles A. Jett, Jr.

Name:	Charles A. Jett, Jr.
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX A
CONDITIONS TO THE OFFER
Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).
     1. Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer unless, immediately prior to the expiration of the offering period for the Offer, as the same may be extended from time to time (the “Expiration Date”):
          (a) there shall have been validly tendered (not including any Shares tendered pursuant to procedures for guaranteed delivery) in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent, Merger Sub or their Subsidiaries, constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then so exercisable, convertible or exchangeable) (the “Minimum Tender Condition”);
          (b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated, and any required approvals or consents in respect of the transactions contemplated by the Merger Agreement shall have been obtained under any applicable Foreign Antitrust Laws (and any applicable waiting periods thereunder have expired or been terminated).
          (c) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect that has the effect of (i) making the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger, (ii) imposing material limitations on the ability of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company. There shall not be pending or threatened in writing (and any such written threat shall have been withdrawn), any material action or proceeding by any Governmental Entity challenging the making or consummation of the Offer or the Merger or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (i) or (ii) above;
          (d) no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement;
          (e) the Company shall not have breached in any material respect any material covenant of the Company contained in the Merger Agreement unless the breach shall have been cured in all material respects;
          (f) (1) The representations and warranties of the Company set forth in Article 3 of the Merger Agreement (i) subject to any qualification as to “materiality,” “Company Material Adverse Effect” or words of similar meaning set forth therein shall be true and correct, and (ii) not subject to any such qualification shall be true and correct in all material respects, in each case as of the date of the expiration of the Offer, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); or

          (g) the Merger Agreement shall have been terminated pursuant to its terms;
which, in the sole judgment of Parent or Merger Sub, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.
     Immediately prior to the expiration of the Offer, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions and events set forth in Paragraphs 1(e) and 1(f) of this Annex A shall not exist or have not occurred as of such time and date.
The conditions set forth in this Annex A are for the benefit of Parent and Merger Sub and, regardless of the circumstances, may be asserted by Parent or Merger Sub in whole or in part at any applicable time or from time to time prior to the Expiration Date, and any condition may be waived by Parent or Merger Sub in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

EXHIBIT A
TENDER AGREEMENT
See Attached

EXHIBIT B
COMPANY CERTIFICATE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EMAGEON, INC.
          Emageon, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
          FIRST: The name of this corporation is Emageon, Inc. (the “Corporation”).
          SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.
          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 1,000 shares of Common Stock, $0.001 par value per share (“Common Stock”).
          FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
          SIXTH: Unless and to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
          SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
          EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
          Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
*     *     *
          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ___day of                     , 2009.

By:
President

EXHIBIT C

COMPANY OFFICERS, DIRECTORS AND AFFILIATES
Officers
Charles A. Jett, Jr., CEO and President
John W. Wilhoite, CFO, Secretary and Treasurer
Keith Stahlhut, Interim COO and SVP of Sales
Directors
Arthur P. Beattie
Roddy J.H. Clark
Fred C. Goad, Jr.
Mylle H. Mangum
John W. Thompson
Hugh H. Williamson, III
Bradley S. Karro
Benner Ulrich
Augustus K. Oliver
Affiliates
Oliver Press Partners, LLC

70